FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NO. 333-200321

DATED AUGUST 13, 2015

STATE STREET CORPORATION

$500,000,000 Floating Rate Senior Notes due 2020

Pricing Details

Issuer:	State Street Corporation

Security:	Floating Rate Senior Notes due August 18, 2020

Aggregate Principal Amount:	$500,000,000

Trade Date:	August 13, 2015

Settlement Date (T+3):	August 18, 2015

Maturity Date:	August 18, 2020

Price to Public (Issue Price):	100%

Pricing Benchmark:	3 Month USD LIBOR (Reuters Page LIBOR01)

Coupon:	3 Month USD LIBOR + 90 basis points

Interest Payment Dates:	Interest will be paid every February 18, May 18, August 18 and November 18 of each year, commencing November 18, 2015, and ending on the Maturity Date

Interest Determination Dates:	Two London business days prior to the relevant interest reset date

Interest Reset Dates:	Each interest payment date

Calculation Agent:	State Street Bank and Trust Company (or appointed successor)

Coupon Frequency:	Quarterly

Day Count Convention:	Actual/360

Business Day Convention:	Modified Following, Adjusted; London, New York and Boston business day

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Currency:	U.S. Dollars

CUSIP:	857477AR4

ISIN:	US857477AR48

*Expected Ratings:	A2 / A+ / AA- / AA (low) (Moody’s / S&P / Fitch / DBRS)

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. UBS Securities LLC Wells Fargo Securities, LLC

Junior Co-Managers:	Siebert Brandford Shank & Co. Lebenthal & Co., LLC.

All terms used and not otherwise defined in this final term sheet have the respective meanings assigned to such terms in the preliminary prospectus supplement, dated August 13, 2015.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.